Exhibit 5.1



January 30, 2002

Sonic Jet Performance, Inc.
15662 Commerce Lane
Huntington Beach, CA 92649

Re:  Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Sonic Jet Performance, Inc.
(the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form
S-8 under the Securities Act of 1933, as amended, (the
"Registration Statement"), relating to 1,500,000 shares of the Company's common stock, no par value, (the "common stock"), of which 1,000,000 are issuable pursuant to the Company's Advisory and Consultants
Agreements, and 500,000 are issuable pursuant to the Company's 2000 Stock Option Plan (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Katie Basinger
Katie Basinger, Esq.